Exhibit 99.1

PLUG POWER AND SOUTH KOREA’s SK E&S form joint venture TO ACCELERATE expansion of HYDROGEN ECONOMY IN ASIAN MARKETS

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Joint Venture Enters the Asian Market by Building Gigafactory, a Base for Mass Producing Electrolyzers,
Green Hydrogen and Fuel Cells

LATHAM, N.Y., October 6, 2021 -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, and SK E&S, part of South Korea’s SK Group, announced today that the companies have formed a joint venture designed to accelerate the use of hydrogen as an alternative energy source in Asian markets. Through this initiative, the two companies will collaborate to provide hydrogen fuel cell systems, hydrogen fueling stations, electrolyzers and green hydrogen to the Korean and other Asian markets.

The two companies began working together in early 2021, when SK Group made a $1.6 billion capital investment in Plug Power and announced a strategic partnership to accelerate the expansion of the hydrogen economy throughout Asia. On October 6th, executives from Plug Power and SK E&S gathered at the SK Seorin Building for a signing ceremony.

Choo Hyeongwook, the President and Chief Executive Officer of SK E&S, said: “The establishment of the joint venture is meaningful as it secures the basis to enter the Asian market based on hydrogen related core technologies owned by Plug Power. It will provide SK E&S with a unique opportunity to build a powerful hydrogen ecosystem with Plug Power, including green hydrogen production using electrolyzer technology.”

In response, Plug Power’s Chief Executive Officer Andy Marsh, who also attended the signing, said: “With SK E&S by our side, we’re incredibly proud to bring the green hydrogen revolution to South Korea and other Asian markets. Plug Power has proven its ability to scale hydrogen infrastructure quickly, expertise which aligns perfectly with SK’s exceptional local knowledge, capabilities, and vision for a green future. Here in South Korea, we’re thrilled to be working alongside SK to create a vast tapestry of hydrogen refueling stations and key hydrogen infrastructure, which will power industries throughout South Korea and beyond, while helping governments and municipalities reach sustainability goals.”

In January 2019, the South Korea government announced the Hydrogen Economy Roadmap through 2040, with ambitious goals, including: over 5 million tons of hydrogen per year, over 6 million fuel cell EVs, 1,200 refilling stations and 15 GW of fuel cell power generation, and outlined its expectation that the cumulative economic value of its hydrogen economy will reach approximately $40 billion by 2040. Plug Power has proven its ability to scale hydrogen infrastructure quickly. In North America, the company has built a robust network of over 150 hydrogen refueling stations, which are already powering hydrogen powered fleets in numerous industries, while the company’s on-site hydrogen fuel cell technology provides resilient, reliable backup power for businesses and institutions. For Plug Power, the joint venture with SK provides a unique opportunity to establish a foothold in the Asian market with one of South Korea’s leading industrial conglomerates.

The joint venture plans to build a gigafactory in a key metropolitan area in South Korea by 2024, with mass capacity for hydrogen fuel cells and electrolyzer systems and plans to supply domestic and certain overseas markets in Asia. Over time, the joint venture also plans to assume the role of distributing liquefied hydrogen produced by SK E&S to around 100 charging stations nationwide.

SK E&S and Plug Power will own 51% and 49%, respectively, of the joint venture. Plug Power and SK will hold an equal number of board seats, and any material decisions must be made unanimously.

To learn more about the potential for green hydrogen in Asia, tune into the Plug Symposium on October 14, 2021. Register today at https://cvent.me/lz49q2.

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 40,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.(“PLUG”), including but not limited to statements about PLUG’s expectations regarding the timing and scope of, and plans for, the announced joint venture with SK E&S, including the building and operation of a gigafactory, the production of green hydrogen, fuel cell systems, hydrogen fueling stations and electrolyzers and the expected pricing of same, and the distribution of liquefied hydrogen, and the expectations regarding PLUG’s opportunity to establish a foothold in the hydrogen economy and the growth and expansion of the hydrogen economy in Asian markets, . You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

SOURCE: PLUG POWER

Plug Power Media Contact

Caitlin Coffee
Allison + Partners

plugPR@allisonpr.com

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